UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2025

MIRA PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	001-41765	85-3354547
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Brickell Avenue, Suite 1950 #1183
Miami, Florida 33131
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (786) 432-9792

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	MIRA	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

MIRA Reports Up to 30% Weight Loss and Reversal of High-Calorie and Nicotine Cravings in an Animal Model of Obesity and Craving Using SKNY-1, a Drug Candidate Under Definitive Agreement for Acquisition

On June 30, 2025, MIRA Pharmaceuticals, Inc. (NASDAQ: MIRA) (the “Company”) announced new animal study results from SKNY-1, a next-generation oral therapeutic the Company is under definitive agreement to acquire from SKNY Pharmaceuticals, Inc.

In a zebrafish model that mimics human obesity and craving behaviors, SKNY-1 demonstrated weight loss, suppression of appetite and craving for high-calorie diets, and reversal of nicotine-seeking behavior—all achieved within six days of oral treatment.

Key Results

Weight Loss and Muscle Preservation:

SKNY-1 reduced body weight by approximately 30% after just six days of oral treatment. Treated animals ended up weighing about 10% less than healthy controls. Importantly, this weight loss was not accompanied by muscle density changes—suggesting SKNY-1 helps burn fat while preserving lean body mass.

Metabolic Activity and Ventilation Rate:

Treated animals showed an increase in breathing rate, which is a reliable signal that their metabolism was speeding up. This aligns with the observed weight loss and suggests that SKNY-1 helps the body burn more energy.

Liver and Lipid Profile Improvements:

In untreated obese animals, fat buildup in the liver was about 50% higher than normal. SKNY-1 reversed this buildup, bringing liver fat back to healthy levels. At the same time, cholesterol levels—including LDL (‘bad’ cholesterol) and HDL (‘good’ cholesterol)—also returned to normal, without affecting fat levels in the blood. This points to improved fat processing without disrupting the body’s overall metabolic balance.

Appetite, Craving, and Compulsive Eating:

Obese animals were eating 2–3 times more high-calorie food than normal. SKNY-1 dose-dependently reduced this behavior—high-dose animals ate less than healthy controls. The drug also made the animals less likely to pursue food in stressful environments and reduced obsessive food-seeking in tests designed to measure craving.

Nicotine Craving and Compulsivity:

SKNY-1 significantly reduced the desire to seek out and consume nicotine. Treated animals were less willing to pursue nicotine even in stressful conditions, and they no longer showed a preference for environments linked to nicotine rewards. At the high dose, their behavior matched that of healthy animals with no nicotine craving.

Neurohormonal Balance:

Obese animals had extremely high levels of leptin (a hunger-regulating hormone) and unusually low levels of ghrelin (the ‘hunger signal’). This imbalance often leads to constant hunger and poor appetite control. SKNY-1 normalized both hormones, improving the body’s ability to regulate hunger and energy use.

Brain Dopamine Regulation:

Obese animals had too much dopamine in the brain, likely tied to increased reward and cravings. SKNY-1 reduced these dopamine levels—but only at the lower dose. The high dose did not affect dopamine, suggesting the drug can reduce craving without overstimulating the brain.

The Company believes these findings further support the advancement of SKNY-1 toward Investigational New Drug (IND)-enabling studies. With obesity and smoking representing two of the leading causes of preventable death—and a combined global market opportunity exceeding $200 billion—MIRA intends to prioritize SKNY-1 as a potential cornerstone asset pending completion of the acquisition of SKNY Pharmaceuticals, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIRA PHARMACEUTICALS, INC.

Dated: June 30, 2025	By:	/s/ Erez Aminov
	Name:	Erez Aminov
	Title:	Chief Executive Officer